CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SERVICE CONTRACT

Variable Insurance Products Fund

Variable Insurance Products Fund II

Variable Insurance Products Fund III

Variable Insurance Products Fund IV

Variable Insurance Products Fund V

We at Fidelity Distributors Company LLC (“FDC” or “we”) desire to enter into a Contract with you Nationwide Investment Services Corporation (“You” or “Qualified Recipient”, as defined in attached Fee Schedule for Qualified Recipients) effective as of the date below for activities in connection with (i) the distribution of shares of the portfolios of Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III Variable Insurance Products Fund IV and Variable Insurance Products V (collectively, the “Funds”) of which we are the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”) and for which we are the agent for the continuous distribution of shares, and (ii) the servicing of holders of shares of the Funds and existing and prospective holders of Variable Products (as defined below).

The parties agree that this Contract shall terminate and supersede any and all prior Service Contracts, including the Amended and Restated Service Contract dated April 1, 2002, by and between Fidelity Distributors Corporation and Nationwide Investment Services Corporation, as amended, and the Amended and Restated Service Contract dated January 1, 2018, by and among Fidelity Distributors Company LLC, Nationwide Investment Services Corporation and Jefferson National Securities Corporation, as amended.

The terms and conditions of this Contract are as follows:

1. You shall provide distribution and certain shareholder services for your clients who own or are considering the purchase of variable annuity contracts or variable life insurance policies for which shares of the Funds are available as underlying investment options (“Variable Products”), which services may include those listed in attached Exhibit A.

2. You shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in your business, or all or any personnel employed by you) as is necessary or beneficial for you to provide information and services to existing and prospective owners of Variable Products, and to assist us in providing services with respect to Variable Products.

3. You agree to indemnify and hold us and our agents and affiliates, harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by you or your officers, employees or agents in carrying out your obligations under this Service Contract. Such indemnification shall survive the termination of this Contract.

4. We agree to indemnify and hold You and Your agents and affiliates, harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by you or your officers, employees or agents in carrying out your obligations under this Service Contract. Such indemnification shall survive the termination of this Contract.

Neither you nor any of your officers, employees or agents are authorized to make any representation concerning Fund shares except those contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by us, except with the permission of the Fund or us, or the designee of either.

5. In consideration of the services and facilities described herein, you shall be entitled to receive, and we shall pay or cause to be paid to you at our direction, fees at an annual rate as set forth on the accompanying fee schedule. For each Fund or a class of a Fund that has adopted a Plan pursuant to Rule 12b-1 under the 1904 Act (a “Plan”), we may make distribution payments or service payments to you under the Plan as provided in this Contract, consistent with the applicable prospectus. Any such distribution payments or service payments will be in effect with respect to a Fund that has a Plan only so long as that Fund’s Plan remains in effect. You also understand and agree that, notwithstanding anything to the contrary, if at any time payment of all such fees would, in our reasonable determination, conflict with the limitations on sales or service charges set forth in Section 2341(d) of the FINRA Conduct Rules, then such fees shall not be paid; provided that in such event each Fund’s Board of Trustees may, but is not required to, establish procedures to pay such fees, or a portion thereof, in such manner and amount as they shall deem appropriate.

6. You agree to conduct your activities in accordance with any applicable federal or state laws and regulations, including securities laws and any obligation thereunder to disclose to your clients the receipt of fees in connection with their investment in Variable Products.

7. We agree to conduct our activities in accordance with any applicable federal or state laws and regulations, including securities laws.

8. This Contract shall continue in force for one year from the effective date (see below), and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically subject to termination without penalty at any time if a majority of each Fund’s Qualified Trustees (i.e., those Trustees who are not interested persons of the Funds (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Funds’ 12b-1 Plan or in any agreements related to such Plan) or a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable class vote to terminate or not to continue the Plan. Either of us also may cancel this Contract without penalty upon written notice to the other; and upon written notice to you, we may also amend or change any provision of this Contract. This Contract will terminate automatically in the event of its assignment (as defined in the 1940 Act). In addition, this Contract will terminate effective immediately upon us giving you notice of termination in the event (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you; (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief; or (iii) you are found by the SEC, the FINRA, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule or regulation arising out of your activities as a broker/dealer or in connection with this Contract.

9. Each party may disclose that it has entered into this Contract. Further, each party may disclose the annual fees payable to Nationwide under this Contract.

10. Status as Registered Broker/Dealer: (a) Each party to this Contract represents to the other party that (i) it is registered as a broker/dealer under the 1934 Act, (ii) it is qualified to act as a broker/dealer in the states where it transacts business, and (iii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”). Each party agrees to maintain its broker/dealer registration and qualifications and its FINRA membership in good standing throughout the term of this Contract. Each party agrees to comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder. Each party agrees to abide by all of the FINRA’s rules and regulations, including the FINRA’s Conduct Rules — in particular, Section 2341 of such Rules, which section is deemed a part of and is incorporated by reference in this Contract. This Contract will terminate automatically without notice in the event that either party’s FINRA membership is terminated.

8. All notices required or permitted to be given under this Contract shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine or a similar means of same day delivery (with a confirming copy by mail). All notices to us shall be given or sent to us at our offices located at 500 Salem Street OS2N5, Smithfield, RI 02917, Attn: Intermediary Contracts. All notices to you shall be given or sent to you at the address specified by you below. Each of us may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph 8.

9. This Contract shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

By:	/s/ Leland W. Cummings
Leland W. Cummings
VP, Head of Fund Operations

For: NATIONWIDE INVESTMENT SERVICES CORPORATION

An affiliate of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Jefferson National Life Insurance Company, Jefferson National Life Insurance Company of New York

One Nationwide Plaza, 5-02-210A

Columbus, Ohio 43215

Attention: VP, Head of Fund Operations

Date: 10/11/2023

FIDELITY DISTRIBUTORS COMPANY LLC

By:	/s/ Robert Bachman
Robert Bachman
Executive Vice President

For Internal Use Only:
Effective Date: 10/18/2023

FEE SCHEDULE FOR QUALIFIED RECIPIENTS

Variable Insurance Products Fund – All Portfolios

Variable Insurance Products Fund II – All Portfolios

Variable Insurance Products Fund III – All Portfolios

Variable Insurance Products Fund IV- All Portfolios

Variable Insurance Products Fund V- All Portfolios

(1) Those who have signed the Service Contract and who render distribution and certain shareholder services described in Exhibit A as described in paragraph 1 of the Service Contract (and provide additional invoicing and ad hoc reporting services in connection with Section 3(e) below) will hereafter be referred to as “Qualified Recipients.”

(2) A Qualified Recipient providing services pursuant to the Service Contract will be paid a monthly fee at an annualized rate of: (a) [***] basis points of the average aggregate net assets of its clients invested in Service Class of the Funds listed above; plus (b) [***] basis points of the average aggregate net assets of its clients invested in Service Class 2 shares and of the Funds listed above.

(3) In addition, the Qualified Recipient providing services pursuant to the Service Contract will be paid a quarterly fee for Variable Products of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company at an annualized rate of (a) [***] basis points of the average aggregate net assets of its clients invested in Initial Class shares of the Funds referenced above, excluding the (i) Money Market and Index Portfolios and (ii) assets held in the Nationwide Variable Account 7 (f/k/a the Nationwide Fidelity Advisor Variable Account); plus (b) [***] basis points of the average aggregate net assets of its clients invested in Initial Class shares of the Funds referenced above, including the Money Market and Index 500 Portfolios, held in the Nationwide Variable Account 7 (f/k/a the Nationwide Fidelity Advisor Variable Account); plus (c) [***] basis points of the average aggregate net assets of its clients invested in Service Class of the Funds referenced above, excluding (i) the Money Market and Index 500 Portfolios; plus (d) [***] basis points of the average aggregate net assets of its clients invested in Service Class 2 shares of the Funds referenced above, excluding (i) the Money Market and Index 500 Portfolios; plus (e) an additional [***] basis points on Living Benefit program in account number 07314156830 for Service Class 2 of the following Funds: VIP Balanced, VIP Growth & Income and VIP Investment Grade Bond, as invoiced by the client pursuant to the following paragraph; plus (f) an additional [***] basis points on static models through account number 07314156830 for Service Class 2 shares of the following Variable Insurance Fund Portfolios: Fidelity VIP Growth, Fidelity VIP Equity Income, Fidelity VIP Value, Fidelity VIP Disciplined Small Cap, Fidelity VIP International Capital Appreciation, Fidelity VIP Investment Grade and Fidelity VIP Strategic Income, as invoiced by the client pursuant to the following paragraph.

In addition, the Qualified Recipient providing services pursuant to the Service Contract will be paid a quarterly fee for Variable Products of Jefferson National Life Insurance Company and Jefferson National Life Insurance Company of New York at an annualized rate of [***] basis points of the average aggregate net assets of its clients invested in Initial Class, Service Class and Service Class 2 shares of the Funds referenced above, excluding the (i) Money Market and Index Portfolios.

The Fees set forth in Section 3 (e) and 3 (f) above are payable by you upon receipt of an invoice in a mutually agreed upon format within 30 days from the end of each calendar month. In no event shall such invoice be received by you later than ninety (90) days from the end of the calendar month for us to be guaranteed payment for any calendar month. We agree to provide you with such additional documentation supporting its fees hereunder as you may reasonably request. You will rely solely on our invoice for payment. If we discover an invoicing error, we shall notify you promptly but in no event later than 180 days after invoice has been submitted to you for payment. You are under no obligation to adjust nor will be liable for errors in payment after such time period. In the event that you discover a discrepancy in our calculation, you shall pay the undisputed amount upon receipt of the invoice and will notify us of such dispute, and the parties agree to work together in good faith to resolve the dispute.

In order to be assured of receiving full payment under this paragraph (3) for a given calendar quarter, a Qualified Recipient must:

(a) have insurance company clients with a minimum of $[***] of average net assets in the aggregate in the Funds listed above excluding Money Market and Index Portfolios. For any calendar quarter during which assets in these Funds are in the aggregate less than $[***], the amount of qualifying assets may be considered to be zero for the purpose of computing the payments due under this paragraph (3), and the payments under this paragraph (3) may be reduced or eliminated; and

(b) not add any additional insurance products with Initial Class shares to the Nationwide Variable Account 7 (f/k/a Nationwide Fidelity Advisor Variable Account).

EXHIBIT A

Distribution Services

Pursuant to this Agreement, Nationwide’s Broker-Dealers shall perform and incur expenses for distribution and related shareholder services in exchange for 12b-1 Fees, including, but not limited to the following:

1.	Supporting and responding to investment inquiries about the Trust and the Funds from registered representatives, investment advisors, and Contract Owners.

2.	Distributing Fund prospectuses, SAIs, and semi-annual and annual reports to prospective Contract Owners.

3.	Maintaining sales-related electronic information systems and other systems, including but not limited to:

a.	Advisor website and tools

b.	Customer relationship management systems

c.	Producer information data warehouses

d.	All licensing platforms

e.	Sales reporting

4.	Printing and distributing advertising, including but not limited to:

a.	Marketing content to support the acquisition of new Contract Owners

b.	Product illustrations

c.	Sales literature

d.	Customer enrollment materials

e.	Regulatory filings of advertising materials

5.	Furnishing the Company with records of sales, redemptions and repurchases of Shares for marketing/distribution purposes.

6.	Preparing distribution-related reports for the Company as shall reasonably be required by the Company that have been previously agreed upon.

7.	Providing such other distribution services as the Company may reasonably request that have been previously agreed upon.

8.

Bearing expenses associated with the foregoing, as well as expenses associated with compensating broker-dealers selling Contracts that include the Fund(s) as underlying investment options and educating their registered representatives.

9.

Providing office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Nationwide’s business, or any personnel employed by Nationwide) as reasonably necessary to provide the foregoing services.